Exhibit 15.1

January 13, 2014

MidAmerican Energy Holdings Company

Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of MidAmerican Energy Holdings Company and subsidiaries for the three-month periods ended March 31, 2013 and 2012, and have issued our report dated May 3, 2013, for the three-month and six-month periods ended June 30, 2013 and 2012, and have issued our report dated August 2, 2013 and for the three-month and nine-month periods ended September 30, 2013 and 2012, and have issued our report dated November 1, 2013. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended

March 31, 2013, June 30, 2013 and September 30, 2013, are being incorporated by reference in this Registration Statement on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP